Exhibit 99.3

METAOPTICS LTD

(Company Registration No.: 419911)
(Incorporated in the Cayman Islands on 21 March 2025

(the “Company”)

REMUNERATION COMMITTEE – TERMS OF REFERENCE

1.	OBJECTIVES

The objectives of the Remuneration Committee (“RC”) are, amongst others:

1.1	to review and make recommendations to the Board of Directors (the “Board”) on a framework of remuneration for the Board and key management personnel;

1.2	to review and make recommendations to the Board on the specific remuneration packages for each Director as well as for the key management personnel; and

1.3	where applicable, implement and administer any share incentive scheme(s) adopted by the Company in accordance with the rules of such scheme.

2.	AUTHORITY

The Board authorises the RC to:

2.1	assist the Board to fulfill its roles and responsibilities in accordance with its Terms of Reference as set out herein;

2.2	obtain any information it requires from the Company Secretary and any employee of the Company insofar as legally permissible;

2.3	where necessary, appoint independent experts, consultants or legal advisers to advise on matters being considered by the RC, at the Company’s expense; and

2.4	do and execute or procure to be done and executed all such acts, things and documents as may be necessary in connection with its performance of its roles and responsibilities in accordance with its Terms of Reference as set out herein.

MetaOptics Ltd
Remuneration Committee Terms of Reference

3.	MEMBERSHIP

3.1	The RC shall be appointed by the Board from amongst its members, and shall comprise not fewer than three (3) members, comprising entirely of non-executive Directors, the majority of whom, including the Chairman of the RC (the “Chairman”), should be independent (as determined with reference to the Catalist Rules (as defined hereunder), the Code (as defined hereunder) and the Nasdaq Rules (as defined hereunder)).

3.2	Every member of the RC shall complete a declaration as to his or her independence.

3.3	An independent member shall notify the Company Secretary immediately of any change in circumstances that may result in him/her not being able to meet the criteria for independence. The Board may, after considering the change in circumstances, require the resignation of the member, in compliance with the provisions of the Listing Manual Section B: Rules of Catalist of the Singapore Exchange Securities Trading Limited (“Catalist Rules”), the Code of Corporate Governance 2018 (“Code”) and/or The Nasdaq Stock Market LLC Rules (“Nasdaq Rules”) as may be amended, varied or supplemented from time to time.

3.4	A member who wishes to retire or resign from the RC shall notify the Board in writing, giving at least one (1) month notice and such notice period may be waived at the discretion of the Board.

3.5	The office of a member shall become vacant upon the member’s death, resignation, retirement, removal or disqualification as a Director of the Company.

3.6	If a member of the RC resigns, dies or for any other reason ceases to be a member with the result that the number of members is reduced below three (3), the Board shall, within three (3) months of that event, appoint such number of new members as may be required to make up the minimum number of three (3) members.

4.	ADMINISTRATION

4.1	Meetings

(a)	The RC shall meet at least once (1) a year at such a time and place as it may decide.

(b)	The Notice and Agenda of RC meetings shall be circulated at least seven (7) days before the scheduled meeting. Notwithstanding the foregoing, the members of the RC may allow for a shorter period of notice by unanimous consent.

(c)	The Chairman shall preside at each RC meeting. If the Chairman is not present within 15 minutes after the time appointed for holding the meeting, the members present may choose one (1) of their number to be chairman of the meeting.

(d)	The Company Secretary, or in his or her absence, a suitable representative appointed by the RC shall be the secretary for all meetings of the RC.

(e)	A meeting may be called at any time, by the Chairman or any member of the RC.

MetaOptics Ltd
Remuneration Committee Terms of Reference

(f)	The RC shall have full discretion to invite any Director or any member of the management of the Company (the “Management”) or external consultant(s) whom it believes can provide the information it needs for the purposes of the meeting, to attend the meetings. For the avoidance of doubt, such invitees shall not count towards the quorum.

(g)	Each member of the RC is expected to attend every RC meeting. The members of the RC may participate in a meeting via telephone conference or via such other similar communication equipment, which allows all persons participating in the meeting to hear each other without a member being in the physical presence of the other members. Participation in a meeting pursuant to this provision shall be taken into account in ascertaining the presence of a quorum at that meeting. The secretary shall minute the proceedings and resolutions of all RC meetings, and the minutes of a RC meeting signed by the chairman of the meeting shall be conclusive of any meeting conducted as aforesaid.

(h)	Minutes of all RC meetings shall be kept in the Minute Books of the Company.

4.2	Quorum

Unless otherwise determined, the quorum for a meeting of the RC shall be at least half of the members, with the majority of the quorum being independent directors.

4.3	Voting

A resolution shall be considered passed if there is:-

(a)	a majority of votes passed in favour of that resolution during a meeting of the RC; or

(b)	the agreement in writing by a majority of members entitled to participate in the decision.

In the event of an equality of votes, the Chairman shall have a second or casting vote.

Any member of the RC shall not vote, make any recommendations and/or participate in any deliberations in respect of any matter or proposal whatsoever in which he or she has any interest, directly or indirectly, including without limitation any resolutions in respect of his or her own remuneration package. Where any member of the RC faces a conflict of interest (whether actual or potential) in respect of any matter or proposal tabled at a RC meeting, he or she should disclose this and recuse himself or herself from that portion of the meeting and the deliberations involving the said matter or proposal. A member shall be counted towards the quorum at a meeting in respect of any resolution on which he or she is recused or debarred from voting.

5.	DUTIES

The RC shall be responsible for:

5.1	reviewing and recommending to our Board of Directors, in consultation with our Executive Chairman, for endorsement, a comprehensive remuneration policy framework and guidelines for remuneration of our Key Management Personnel;

MetaOptics Ltd
Remuneration Committee Terms of Reference

5.2	reviewing and recommending to our Board of Directors, for endorsement, the specific remuneration packages for each of our Directors and Key Management Personnel. The CEO may not be present during voting or deliberations on his or her compensation;

5.3	reviewing and approving the remuneration packages of Related Employees on an annual basis;

5.4	reviewing and approving the design of all share option plans, performance share plans and/or other equity-based plans and benefits-in-kind;

5.5	in the case of service contracts and employment contracts, reviewing our Company’s obligations arising in the event of termination of our Key Management Personnel’s contracts of service, to ensure that such contracts of service contain fair and reasonable termination clauses which are not overly generous, with a view to being fair and avoiding the reward of poor performance;

5.6	approving performance targets for assessing the performance of each of our Key Management Personnel and recommending such targets as well as employee-specific remuneration packages for each of such Key Management Personnel, for endorsement by our Board of Directors; and

5.7	undertaking such other functions as may be required by law ,the Catalist Rules or the Nasdaq Rules, and by such amendments made thereto from time to time.

5.8	recommending to the Board a framework of remuneration for the Directors and key management personnel of the Company, and to determine specific remuneration packages for each Director, any chief executive officer (or executive of equivalent rank), if a chief executive officer is not an Executive Director, and each key management personnel, such recommendations to be submitted for endorsement by the entire Board and should cover all aspects of remuneration, including but not limited to director’s fees, salaries, allowances, bonuses, options, share-based incentives and awards, termination payments and benefits in kind. In doing so, it should also take into account the risk policies of the Company and ensure that performance-related remuneration schemes are symmetric with risk outcomes and are sensitive to the time horizon of risks. Further, the Board should recommend the proposed directors’ fees for non-executive Directors for shareholders’ approval;

5.9	reviewing the ongoing appropriateness and relevance of the Company’s remuneration policies;

5.10	where possible, obtaining reliable and updated information on the remuneration practices of other comparable organisations and relevant market benchmarks, including appointing such external consultants as it deems fit to assist with the generation and compilation of such information;

MetaOptics Ltd
Remuneration Committee Terms of Reference

5.11	in the case of service contracts (if any) for any Director or key management personnel, to consider what compensation commitments the Director’s or key management personnel’s contracts of service, if any, would entail in the event of early termination with a view of being fair and avoid rewarding poor performance;

5.12	reviewing the incentive bonus entitlement contained in a Director’s or key management personnel’s contracts of service, if any, on the day falling one (1) week from the Board’s approval of the audited financial statements for the immediate preceding financial year, or at such interval(s) as the Board and the RC consider appropriate;

5.13	reviewing the design of all long-term and short-term incentive plans for approval by the Board and shareholders of the Company;

5.14	in respect of any incentive schemes including share schemes as may be implemented, to administer such scheme in accordance with its terms (unless the rule of such scheme directs otherwise), including without limitation to consider whether any Director should be eligible for benefits under such incentive schemes;

5.15	performing an annual review of the remuneration of employees related to the Directors and substantial shareholders[1] of the Company to ensure that their remuneration packages are in line with the staff remuneration guidelines and commensurate with their respective job scopes and level of responsibility, including reviewing any bonuses, pay increases and/or promotions for these related employees;

5.16	reviewing the employment of employees related to the Directors and substantial shareholders of the Company and the proposed terms of their employment with the Company and its subsidiaries (collectively, the “Group”);

5.17	reviewing the Company’s obligations arising in the event of the termination of the contracts of service of Executive Directors and key management personnel to ensure that such contracts of service contain fair and reasonable termination clauses which are not overly generous;

5.18	determining performance targets for any performance-related remuneration schemes operated by the Company;

5.19	working and liaising, as necessary, with all other Board committees on any remuneration- related matters; and

5.20	generally undertake such other functions and duties as may be required by statute, the Catalist Rules, the Code and/or the Nasdaq Rules as may be amended, varied or supplemented from time to time.

[1]	Pursuant to the Companies Act 1967 of Singapore, a “substantial shareholder” is a person who has an interest or interests in one or more voting shares in the Company and the total votes attached to that share, or those shares, is not less than 5% of the total votes attached to all the voting shares in the Company.

MetaOptics Ltd
Remuneration Committee Terms of Reference

6.	REPORTING PROCEDURE

6.1	The RC’s recommendations should be made in consultation with the Chairman of the Board and submitted for endorsement by the entire Board.

6.2	The RC shall assist the Board to describe and disclose the following information in the Company’s annual report, amongst others:

(a)	names of the members of the RC;

(b)	the RC ’s key Terms of Reference;

(c)	a summary of the RC’s activities for the year;

(d)	the number of meetings held in the year, as well as the attendance of every member of the RC at these meetings;

(e)	the policy and criteria for setting remuneration, as well as names, amounts and breakdown of remuneration of (a) each individual Director and the chief executive officer[2]; and (b) at least the top 5 key management personnel (who are not Directors or the chief executive officer) in bands no wider than S$250,000 and in aggregate the total remuneration paid to these key management personnel;

(f)	the names and remuneration of employees who are substantial shareholders of the Company, or are immediate family members of a Director, the chief executive officer or a substantial shareholder of the Company, and whose remuneration exceeds S$100,000 during the year, in bands no wider than S$100,000; as well as the employee’s relationship with the relevant Director or chief executive officer or substantial shareholder;

(g)	all forms of remuneration and other payments and benefits paid by the Group to Directors and key management personnel;

(h)	details of employee share schemes (if any);

(i)	the link between remuneration, performance and value creation; and

(j)	name of any remuneration consultant(s) engaged by the Company and whether it has any relationship with the Company that could affect its independence and objectivity.

[2]	For the financial years ending on or after 31 December 2024, Rule 1204(10D) of the Catalist Rules requires issuers to disclose in their annual reports, the names, exact amounts and breakdown of remuneration paid to each individual director and the CEO by the issuer and its subsidiaries. Such breakdown must include (in percentage terms) base or fixed salary, variable or performance-related income or bonuses, benefits in kind, stock options granted, share-based incentives and awards, and other long-term incentives.

MetaOptics Ltd
Remuneration Committee Terms of Reference

7.	GENERAL

7.1	The RC in carrying out its tasks under these Terms of Reference may obtain at the Company’s expense such external or other independent professional advice as it considers necessary to carry out its duties.

The RC shall set the compensation, and oversee the work, of any external experts, consultants or legal advisers retained by the RC. The Company shall provide for appropriate funding, as determined by the RC, for payment of reasonable compensation to any external experts, consultants or legal advisers.

The RC may select, or receive advice from, an external expert, consultant or legal adviser to the RC, other than in-house legal counsel, only after taking into consideration the following factors:

(a)	the provision of other services to the Company by the person that employs the external consultant, legal counsel or other adviser;

(b)	the amount of fees received from the Company by the person that employs the external expert, consultant or legal adviser, as a percentage of the total revenue of the person that employs the external expert, consultant or legal adviser;

(c)	the policies and procedures of the person that employs the external expert, consultant or legal adviser that are designed to prevent conflicts of interest;

(d)	any business or personal relationship of the external expert, consultant or legal adviser with a member of the RC;

(e)	any stock of the Company owned by the external expert, consultant or legal adviser; and

(f)	any business or personal relationship of the external expert, consultant or legal adviser or the person employing the adviser with an executive officer of the Company.

7.2	The Board will ensure that the RC has access to professional advice inside and/or outside the Company in order for it to perform its duties.

7.3	The RC shall keep up to date with changes to relevant laws and legislations, developments in corporate governance initiatives, and other commercial changes that may affect the Company and the industry in which it operates.

7.4	The RC shall review and reassess the adequacy of these Terms of Reference on an annual basis.

7.5	Amendments to these Terms of Reference shall be submitted to the RC for consideration and tabled at a Board meeting for approval.

MetaOptics Ltd
Remuneration Committee Terms of Reference

Title:	MetaOptics Ltd Remunerating Committee (RC) Terms of Reference
Policy No.	MOL1.0/2026
Document Type	Terms of Reference
Prepared by	ZICO-InCorp Corporate/Co Sec
Approved By	RC / Board
Approval Date	27 February 2026

Version	Date	Approver
		Management / Sponsor	RC	Board
1.0	27 Feb 2026	√	√	√